PERSONAL AND CONFIDENTIAL

VIA HAND DELIVERY

July 8, 2016

Randall Scott

4 Shining Oak Dr.

Littleton, CO  80127

RE:

Third Amendment to Severance Compensation Agreement between Rare Element Resources, Inc., and Randall J. Scott dated April 23, 2013 (the “Severance Compensation Agreement”) as amended January 11, 2016 and March 18, 2016.

Randy,

This letter agreement confirms a further amendment to your Severance Compensation Agreement referenced above effective July 1, 2016.  As you are aware, the Board of Directors has advised their desire to continue your employment as the Company’s President and Chief Executive Officer. Your employment will continue working from your home office, at a reduced pay rate and devoting as much time as necessary. Your ongoing revised salary for the remainder of 2016, as set forth below, will continue to reduce your severance benefit outside any change in control severance in accordance with the below mutual agreement.

You have agreed to further amend your Severance Compensation Agreement to (i) reduce your monthly base salary to $12,000 per month and (ii) reduce any potential future benefit payable under the agreement by the total amount of your salary paid from January 1 through December 31, 2016, or up to the time of a qualified termination should one occur.  This would mean that should you have a qualifying termination (as defined in the Severance Compensation Agreement) in 2016, your benefit under section 3.1 of the Severance Compensation Agreement would be calculated using your base salary as of January 1, 2016 reduced by the actual amount paid to you in base salary for the time you were employed by the Company in calendar year 2016.  The above reduction in benefit would be under section 3.1 only, and does not reduce any potential benefit should there be a qualifying termination under section 3.2 regarding a qualifying termination on or after a change in control.  It is currently expected your ongoing employment and your salary would be evaluated further by the end of December 2016, however, you have agreed that your base salary beginning in January 2017 may be set at $10,000 per month with a commensurate monthly reduction of the remaining severance benefit under section 3.1. For clarity purposes, any severance benefits payable under section 3.2 of your Severance Compensation Agreement as amended shall be calculated using your base salary as of January 1, 2016. By your agreement to this third amendment, you acknowledge that your ongoing employment opportunity, with more flexibility in both your work schedule and location, is sufficient consideration for the agreed changes to your employment benefits.

If, for any reason, you should choose to voluntarily leave the Company’s employment, or leave for a reason other than a qualifying termination at any time, you would not be eligible for any severance as defined by the Severance Compensation Agreement. All other terms in your Agreement remain unaltered by this letter agreement.

PO Box 271049                                                                Page 1                                                                        P:  720-278-2460

Littleton, CO  80122                                                                                                      www.rareelementresources.com

Randy, as we continue to navigate the challenging markets we are pleased that you have confirmed your continued commitment to the specific objectives of the Company at this important time. Your employment at-will with the Company is in no way altered by this letter agreement, however, we look forward to working with you to achieve the Company’s key objectives in the second half of 2016.  Please sign below your acceptance of this amendment.

Kind Regards,

/s/ Gerald Grandey

_________________________

Gerald Grandey

Chairman of the Board

Accepted and Agreed on this 8th day of July, 2016.

/s/ Randall J. Scott

_________________________

Randall J. Scott

PO Box 271049                                                                Page 2                                                                        P:  720-278-2460

Littleton, CO  80122                                                                                                      www.rareelementresources.com